Exhibit 99.1

OCI RESOURCES LP

OCI RESOURCES LP ANNOUNCES SECOND QUARTER 2014 FINANCIAL RESULTS

Atlanta, Georgia August 5, 2014 -- OCI Resources LP (NYSE: OCIR) today reported its financial and operating results for the second quarter ended June 30, 2014.

Second Quarter 2014 Financial Highlights:

•	Net sales of $113.0 million increased 2.0% over the prior-year second quarter; year-to-date net sales of $229.2 million increased 4.7% over the prior year.

•	EBITDA of $28.2 million increased 14.6% over the prior-year second quarter; year-to-date EBITDA of $56.4 million increased 15.1% over the prior year.

•	Earnings per unit were $0.51 for the quarter; $1.03 year-to-date.

•
Distributable cash flow was $12.4 million for the quarter and $25.5 million year-to-date. The distribution coverage ratio was 1.24 and 1.28 for the three and six months ended June 30, 2014; and 1.26 since completion of our initial public offering ("IPO").

Outlook:

•	We are maintaining our prior outlook for soda ash volumes to increase 2% to 4% over 2013 levels, and international prices to rise 3% to 5% in 2014.

•	We expect approximately $21 to $25 million of our previously disclosed $24 to $30 million expansion capital expenditure program to be spent in 2014, with the remainder extending to 2015.

•	We expect approximately $10 to $13 million of our previously disclosed $12 to $15 million maintenance capital expenditure program to be spent in 2014, with the remainder extending to 2015.

Financial Highlights	Three Months Ended June 30,			Six Months Ended June 30,
($ in millions, except per unit amounts)	2014	2013	% Change	2014	2013	% Change
		(Predecessor)			(Predecessor)
Soda ash volume sold (millions of short tons)	0.610	0.612	(0.3)%	1.265	1.238	2.2%
Net sales	$113.0	$110.8	2.0%	$229.2	$219.0	4.7%
Net income	$21.1	$16.6	27.1%	$42.7	$31.5	35.6%
Net income attributable to OCIR/Predecessor	$10.3	$5.5	87.3%	$20.6	$9.5	116.8%
Basic and Diluted Earnings per Unit	$0.51	**	**	$1.03	**	**
EBITDA (1)	$28.2	$24.6	14.6%	$56.4	$49.0	15.1%
EBITDA attributable to OCIR/Predecessor (1)	$14.0	$10.5	33.3%	$27.9	$21.0	32.9%
Distributable cash flow attributable to OCIR(1)	$12.4	**	**	$25.5	**	**
(1) See non-GAAP reconciliation of EBITDA

** Information is not applicable for the pre-IPO periods.

Kirk Milling, CEO, commented “We continued to build momentum in the second quarter, as higher international prices and lower cost of products sold combined to drive a 14.6% EBITDA improvement versus last year. As expected, our planned maintenance outage in May led to lower volumes in the quarter; however, we are on pace for record setting production volumes in the year."

"As we move into the second half of the year, our volumes will be higher as the fourth quarter is typically our strongest quarter of the year. We anticipate international pricing will improve slightly versus second quarter levels driving growth in both profitability and top line sales for the remainder of 2014."

SECOND QUARTER 2014 FINANCIAL AND OPERATING RESULTS

OCI Resources LP completed its IPO on September 18, 2013. Reported results of operations for the three and six months ended June 30, 2014 are the results of the Partnership and its subsidiary, however, the three and six months ended June 30, 2013, are the results of the Partnership's predecessor, OCI Wyoming Holding Co. and its subsidiary (the "Predecessor"). Unless otherwise noted, financial information for the Predecessor and the Partnership is presented before non-controlling interest and all significant intercompany balances have been eliminated in consolidation.

Net sales increased 2.0% to $113.0 million in the second quarter 2014, compared to $110.8 million in the prior-year second quarter. Domestic sales for the three months ended June 30, 2014 totaled $51.7 million, while international sales totaled $61.3 million for the same period. In the three months ended June 30, 2013, domestic sales were $49.2 million, and international sales were $61.6 million. International sales volume decreased by 2.5% over the prior-year second quarter, while average sales price per ton increased 2.1%. Domestic sales in the three months ended June 30, 2014 were higher than the corresponding 2013 quarter as volumes were up 3.8% coupled with an increase of 1.1% in average sales price over the same period. Year-to-date net sales increased 4.7% to $229.2 million in 2014, compared to $219.0 million in the six month period ended June 30, 2013. Domestic sales for the six months ended June 30, 2014 were $100.3 million compared to $100.1 million for the same period in 2013. International sales increased by 8.4% to $128.9 million for the six months ended June 30, 2014, compared to $118.9 million for the six months ended June 30, 2013, primarily as a result of a 5.1% increase in average sales price of $151.64 per short ton during the six months ended June 30, 2014, compared to $144.28 per short ton for the six months ended June 30, 2013.

Sales volume in short tons was 609.5 thousand during the three months ended June 30, 2014 versus 611.8 thousand during the prior-year second quarter. Sales volumes for the six months ended June 30, 2014 and 2013 were 1,264.7 thousand and 1,237.5 thousand, respectively. International sales volume for the second quarter 2014 and 2013 were 399.2 thousand and 409.3 thousand short tons, respectively, while domestic volumes over the same periods were 210.3 thousand and 202.5 thousand short tons, respectively. For the six months ended June 30, 2014 and 2013, international volumes were 850.0 thousand and 824.0 thousand, respectively; domestic volumes for the same period were 414.7 thousand and 413.5 thousand, respectively.

Costs of products sold (including freight costs) decreased 3.0% to $79.9 million in second quarter 2014, from $82.4 million during the second quarter 2013. The decrease of 3.0% is primarily due to a $2.7 million reduction in pension expense driven by favorable actuarial discount rates and market returns. Year-to-date costs were $163.9 million and $163.6 million during the six months ended June 30, 2014 and 2013, respectively.

The ore to ash ratio (which includes our deca rehydration recovery process) for the three months ended June 30, 2014 and 2013 was 1.52: 1.0 and 1.60: 1.0, respectively; year to date June 30, 2014 and 2013 ore to ash ratio was 1.53: 1.0 and 1.60: 1.0, respectively.

Selling, general and administrative expenses increased 45.7% to $5.1 million in the second quarter of 2014, from $3.5 million in the prior-year second quarter; year-to-date expenses were $9.3 million and $6.6 million during the six months ended June 30, 2014 and 2013, respectively. Selling, general and administrative expenses during 2014 have increased primarily due to the incremental general and administrative costs associated with being a public company.

Interest expense increased to $(1.3) million in the second quarter of 2014, from $(0.3) million in the prior-year second quarter; year-to-date expenses increased to $(2.5) million during the six months ended June 2014 compared to $(0.7) million during the prior year. The increase in interest expense is due to debt restructuring and the resulting higher principal balance in 2014.

Capital expenditures, including accruals, were $5.5 million and $1.7 million for the three months ended June 30, 2014 and 2013, respectively; $6.9 million and $3.8 million for the six months ended June 30, 2014 and 2013, respectively. Maintenance capital expenditures were $1.9 million and $1.4 million for second quarter 2014 and 2013, respectively, and $2.5 million and $3.5 million for the six months ended June 30, 2014 and 2013, respectively. Expansion capital expenditures for second quarter

2014 were $3.6 million compared to $0.3 million during the prior year second quarter; $4.4 million and $0.3 million for the six months ended June 30, 2014 and 2013, respectively. The increase in capital expenditures during 2014 compared to 2013 is driven by the increased capital budget during the current year to support various planned expansion projects to increase our operating income or operating capacity.
The Partnership is a limited partnership and generally is not subject to federal or certain state income taxes. The Predecessor was subject to income tax and was included in the consolidated income tax returns of OCI Enterprises Inc. Income taxes were allocated to the Predecessor based on separate-company computations of income or loss. The income tax expense for the period ended June 30, 2013 are those of the Predecessor.
CASH FLOWS AND QUARTERLY CASH DISTRIBUTION

Cash provided by operating activities increased 7.4% to $49.2 million for the six months ended June 30, 2014 compared to $45.8 million in the same period in the prior-year. The increase was driven by a $11.2 million increase in net income, offset by cash used in working capital of $5.0 million during the six months ended June 30, 2014, compared to cash generated during the comparable period of $2.8 million.

Our business objective is to generate stable cash flows, allowing us to make quarterly cash distributions to our common and subordinated unitholders and, over time, to increase those quarterly cash distributions.

On July 17, 2014, the Partnership declared its second quarter 2014 cash distribution approved by the board of directors of its general partner. The quarterly cash distribution of $0.50 per unit is payable on August 14, 2014 to unitholders of record on August 1, 2014.

RELATED COMMUNICATIONS

OCI Resources LP will host a conference call tomorrow, August 6, 2014 at 8:30 a.m. ET. Participants can listen in by dialing 1-866-550-6980 (Domestic) or 1-804-977-2644 (International) and referencing confirmation 71804545. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection. A telephonic replay of the call will be available approximately two hours after the call's completion by calling 1-800-585-8367 or 404-537-3406 and referencing confirmation 71804545, and will remain available for the following six days. This conference call will be webcast live and archived for replay on OCI Resources' website at www.ociresources.com.

ABOUT OCI RESOURCES LP

OCI Resources LP, a master limited partnership, operates the trona ore mining and soda ash production business of OCI Wyoming LLC, ("OCI Wyoming"), one of the largest and lowest cost producers of natural soda ash in the world, serving a global market from its facility in the Green River Basin of Wyoming. The facility has been in operation for more than 50 years.

NATURE OF OPERATIONS

OCI Resources LP owns a controlling interest comprised of a 51% membership interest in OCI Wyoming LLC, ("OCI Wyoming"). Natural Resource Partners LP ("NRP") owns a non-controlling interest consisting of a 49% membership interest in OCI Wyoming.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Statements other than statements of historical facts included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions. Such statements are based only on the Partnership’s current beliefs, expectations and assumptions regarding the future of the Partnership’s business, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Partnership’s control. The Partnership’s actual results and financial condition may differ materially from those implied or expressed by these forward-looking statements. Consequently, you are cautioned not to place undue reliance on any forward-looking statement because no forward-looking statement can be guaranteed. Factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward-looking statements include: changes in general economic conditions, the Partnership's ability to meet its expected quarterly distributions, changes in the Partnership’s relationships with its customers, including American Natural Soda Ash Corporation ("ANSAC"), the demand for soda ash and the opportunities for the Partnership to increase its volume sold, the development of glass and glass making product alternatives, changes in soda ash prices, operating hazards, unplanned maintenance outages at the Partnership’s production facilities, construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures, the effects of government regulation, tax position, and other risks incidental to the mining, processing, and shipment of trona ore and soda ash, as well as the other factors discussed in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2013, and subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. The Partnership undertakes no duty and does not intend to update the forward-looking statements made herein to reflect new information or events or circumstances occurring after this press release. All forward-looking statements speak only as of the date made.

Supplemental Information
OCI RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions, except per unit data)	2014	2013	2014	2013
		(Predecessor)		(Predecessor)

Net sales	$113.0	$110.8	$229.2	$219.0
Operating costs and expenses:
Cost of products sold	79.9	82.4	163.9	163.6
Depreciation and amortization expense	5.8	5.9	11.2	11.9
Selling, general and administrative expenses	5.1	3.5	9.3	6.6
Total operating costs and expenses	90.8	91.8	184.4	182.1
Operating income	22.2	19.0	44.8	36.9
Other income/(expenses):
Interest expense	(1.3)	(0.3)	(2.5)	(0.7)
Other, net	0.2	(0.3)	0.4	0.2
Total other income/(expense), net	(1.1)	(0.6)	(2.1)	(0.5)
Income before provision for income taxes	21.1	18.4	42.7	36.4
Provision for income taxes	—	1.8	—	4.9
Net income	$21.1	$16.6	$42.7	$31.5
Net income attributable to non-controlling interest	10.8	11.1	22.1	22.0
Net income attributable to OCI Resources LP/Predecessor	$10.3	$5.5	$20.6	$9.5
Other comprehensive (loss)/income:
Interest rate swaps	(0.4)	0.1	(0.6)	0.1
Comprehensive income	20.7	16.7	42.1	31.6
Comprehensive income attributable to non-controlling interest	10.6	11.1	21.8	22.0
Comprehensive income attributable to OCI Resources LP/Predecessor	$10.1	$5.6	$20.3	$9.6

Net income per limited partner unit:
Common - Public and OCI Holdings (basic and diluted)	$0.51	**	$1.03	**
Subordinated - OCI Holdings (basic and diluted)	$0.51	**	$1.03	**

Limited partner units outstanding:
Weighted average common units outstanding (basic and diluted)	9.8	**	9.8	**
Weighted average subordinated units outstanding (basic and diluted)	9.8	**	9.8	**

Cash distribution declared per unit	$0.5000	**	$1.0000	**

** Information is not applicable for the pre-IPO periods.

OCI RESOURCES LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
($ in millions)	June 30, 2014	December 31, 2013

ASSETS
Current assets:
Cash and cash equivalents	$46.4	$46.9
Accounts receivable - net	32.6	34.4
Accounts receivable - ANSAC	61.2	58.1
Due from affiliates - net	21.4	20.4
Inventory	44.0	41.7
Other current assets	1.9	1.2
Total current assets	207.5	202.7
Property, plant and equipment - net	233.7	238.0
Other non-current assets	1.1	1.3
Total assets	$442.3	$442.0
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$10.4	$13.2
Due to affiliates	9.0	2.3
Accrued expenses	23.7	26.4
Total current liabilities	43.1	41.9
Long-term debt	155.0	155.0
Reclamation reserve	4.0	3.8
Total liabilities	202.1	200.7

Equity:
Common unitholders - Public and OCI Holdings (9.8 million units issued and outstanding at June 30, 2014 and December 31, 2013, respectively)	104.2	104.5
Subordinated unitholders - OCI Holdings (9.8 million units issued and outstanding at June 30, 2014 and December 31, 2013, respectively)	36.2	36.6
General partner unitholders - OCI Resource Partners LLC (0.4 million units issued and outstanding at June 30, 2014 and December 31, 2013, respectively)	3.8	3.8
Accumulated other comprehensive loss—interest rate swaps	(0.6)	(0.3)
Partners' capital attributable to OCI Resources LP	143.6	144.6
Non-controlling interests	96.6	96.7
Total equity	240.2	241.3
Total liabilities and partners' equity	$442.3	$442.0

OCI RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
($ in millions)	2014	2013
		(Predecessor)
Cash flows from operating activities:
Net income	$42.7	$31.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11.4	11.9
Equity-based compensation expense	0.1	—
Deferred income taxes	—	(0.4)
Changes in operating assets and liabilities:
(Increase)/decrease in:
Accounts receivable - net	1.8	2.9
Accounts receivable - ANSAC	(3.1)	(3.7)
Due from affiliates - net	(1.0)	4.1
Inventory	(2.3)	1.5
Other current and other non-current assets	(0.7)	(0.8)
Increase/(decrease) in:
Accounts payable	(2.8)	(3.0)
Due to affiliates	6.7	6.8
Accrued expenses and other liabilities	(3.6)	(5.0)
Net cash provided by operating activities	49.2	45.8
Cash flows from investing activities:
Capital expenditures	(6.4)	(3.8)
Net cash used in investing activities	(6.4)	(3.8)
Cash flows from financing activities:
Repayments of long-term debt	—	(2.0)
Distributions to common unitholders	(10.5)	—
Distributions to general partner	(0.4)	—
Distributions to subordinated unitholders	(10.5)	—
Distributions to Predecessor	—	(26.3)
Distributions to non-controlling interest	(21.9)	(33.0)
Net cash used in financing activities	(43.3)	(61.3)
Net decrease in cash and cash equivalents	(0.5)	(19.3)
Cash and cash equivalents at beginning of period	46.9	22.7
Cash and cash equivalents at end of period	$46.4	$3.4

Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the United States or GAAP. We also present the non-GAAP financial measures of:

•	EBITDA;

•	Distributable cash flow; and

•	Distribution coverage ratio.
We define EBITDA as net income (loss) plus net interest expense, income tax, depreciation, depletion and amortization, unrealized derivative gains and losses and certain other expenses that are non-cash charges or that we consider not to be indicative of ongoing operations. Distributable cash flow is defined as EBITDA less net cash paid for interest, maintenance capital expenditures and income taxes. Distributable cash flow will not reflect changes in working capital balances. We define distribution coverage ratio as the ratio of distributable cash flow per outstanding unit (as of the end of the period) to cash distributions payable per outstanding unit with respect to such period.

EBITDA, distributable cash flow and distribution coverage ratio are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in our industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of capital expenditure projects and the returns on investment of various investment opportunities.
We believe that the presentation of EBITDA, distributable cash flow and distribution coverage ratio provide useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to EBITDA and distributable cash flow are net income and net cash provided by operating activities. Our non-GAAP financial measures of EBITDA, distributable cash flow and distribution coverage ratio should not be considered as an alternatives to GAAP net income, operating income, net cash provided by operating activities, or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all items that affect net income and net cash provided by operating activities. Investors should not consider EBITDA, distributable cash flow and distribution coverage ratio in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Because EBITDA, distributable cash flow and distribution coverage ratio may be defined differently by other companies, including those in our industry, our definition of EBITDA, distributable cash flow and distribution coverage ratio may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The table below presents a reconciliation of the non-GAAP financial measures of EBITDA and distributable cash flow to the GAAP financial measures of net income and net cash provided by operating activities:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
($ in millions, except per unit data)		(Predecessor)		(Predecessor)
Reconciliation of EBITDA to net income:
Net income	21.1	16.6	42.7	31.5
Add backs:
Depreciation and amortization expense	5.8	5.9	11.2	11.9
Interest expense, net	1.3	0.3	2.5	0.7
Taxes	—	1.8	—	4.9
EBITDA	$28.2	$24.6	$56.4	$49.0
Less: EBITDA attributable to non-controlling interest	14.2	14.1	28.5	28.0
EBITDA attributable to OCI Resources LP/Predecessor	$14.0	$10.5	$27.9	$21.0

Reconciliation of distributable cash flow to EBITDA attributable to OCI Resources LP:
EBITDA attributable to OCI Resources LP	$14.0	**	$27.9	**
Less: Cash interest expense, net attributable to OCIR	0.8	**	1.3	**
Maintenance capital expenditures attributable to OCIR(1)	0.8	**	1.1	**
Distributable cash flow attributable to OCI Resources LP	$12.4	**	$25.5	**
Cash distribution declared per unit	$0.5000	**	$1.0000	**
Total units outstanding	19.956	**	19.956	**
Total distributions to unitholders and general partner	$10.0	**	$20.0	**

Distribution Coverage Ratio	1.24	**	1.28	**

Reconciliation of EBITDA to net cash from operating activities:
Net cash provided by operating activities	$34.9	$22.4	$49.2	$45.8
Add/(less):
Amortization of long-term loan financing	(0.2)	**	(0.2)	**
Equity-based compensation expense	(0.1)	—	(0.1)	—
Deferred income taxes	—	0.1	—	0.4
Net change in working capital	(7.7)	—	5.0	(2.8)
Interest expense - net	1.3	0.3	2.5	0.7
Taxes	—	1.8	—	4.9
EBITDA	$28.2	$24.6	$56.4	$49.0
Less: EBITDA attributable to non-controlling interest	14.2	14.1	28.5	28.0
EBITDA attributable to OCI Resources LP/Predecessor	$14.0	$10.5	$27.9	$21.0
Less: Cash interest expense, net attributable to OCIR	0.8	**	1.3	**
Maintenance capital expenditures attributable to OCIR(1)	0.8	**	1.1	**
Distributable cash flow attributable to OCI Resources LP	$12.4	**	$25.5	**

** Information is not applicable for the pre-IPO periods.

(1)  The Partnership may fund expansion-related capital expenditures with borrowings under existing credit facilities such that expansion-related capital expenditures will have no impact on cash on hand or the calculation of cash available for distribution.  In certain instances, the timing of the Partnership’s borrowings and/or its cash management practices will result in a mismatch between the period of the borrowing and the period of the capital expenditure.  In those instances, the Partnership adjusts designated reserves (as provided in the partnership agreement) to take account of the timing difference.  Accordingly, expansion-related capital expenditures have been excluded from the presentation of cash available for distribution.

The following table is a rolling reconciliation of net income to EBITDA and distributable cash flow since the completion of the IPO:
Rolling Non-GAAP Reconciliation Schedule

	Year ended December 31,	Q1	Q2	Total
	2013	2014

($ in millions, except per unit data)

Reconciliation of net income to EBITDA and distributable cash flow:
Net income	$70.6	$21.6	$21.1	$113.3
Add backs:
Depreciation and amortization expense	23.9	5.4	5.8	35.1
Interest expense, net	2.8	1.2	1.3	5.3
Taxes	7.1	—	—	7.1
EBITDA	$104.4	$28.2	$28.2	$160.8
Less: EBITDA attributable to non-controlling interest	57.3	14.3	14.2	85.8
EBITDA attributable to OCI Resources LP/Predecessor	$47.1	$13.9	$14.0	$75.0
Less: EBITDA attributable to Predecessor through September 17, 2013	29.8	—	—	$29.8
EBITDA attributable to OCI Resources LP	$17.3	13.9	14.0	$45.2
Less: Cash interest expense, net attributable to OCIR	0.6	0.5	$0.8	$1.9
Maintenance capital expenditures attributable to OCIR(1)	2.7	0.3	0.8	$3.8
Distributable cash flow attributable to OCI Resources LP (2)	$14.0	13.1	12.4	$39.5
Cash distribution declared per unit	$0.57	0.50	0.50	1.57
Total units outstanding	19.95	19.95	19.96	19.95
Total distributions to unitholders and general partner	$11.4	10.0	10.0	31.4

Distribution Coverage Ratio	1.23	1.31	1.24	1.26

(1)  The Partnership may fund expansion-related capital expenditures with borrowings under existing credit facilities such that expansion-related capital expenditures will have no impact on cash on hand or the calculation of cash available for distribution.  In certain instances, the timing of the Partnership’s borrowings and/or its cash management practices will result in a mismatch between the period of the borrowing and the period of the capital expenditure.  In those instances, the Partnership adjusts designated reserves (as provided in the partnership agreement) to take account of the timing difference.  Accordingly, expansion-related capital expenditures have been excluded from the presentation of cash available for distribution.

(2) Distributable cash flow is only calculated subsequent to September 17, 2013.

Contacts:

OCI Resources LP

Investor Relations
Scott Humphrey, Director of Investor Relations
(770) 375-2387
SHumphrey@ocienterprises.com

Media
Amy McCool
(770) 243-9191
AMcCool@ocienterprises.com